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EXHIBIT 10

Option Rider

TERMS AND CONDITIONS OF OPTION TO PURCHASE

        1.    Defined Terms.    Capitalized terms used but not defined in this Schedule shall have the meanings ascribed to them in the Management Agreement to which this Schedule is attached. Operator shall be referred to herein as "Purchaser" and Owner shall be referred to herein as "Seller." The Option for the Hotel Lot shall be referred to herein as the "Hotel Lot Option" and the Option for the Commercial Unit shall be referred to herein as the "Commercial Unit Option", and they shall be referred to collectively as the "Option."

        2.    Option Term.    The term of this Option (the "Option Term") shall commence on the date which is six (6) months following the Commencement Date of the Management Agreement and (i) with respect to the Commercial Unit Option, shall expire ten (10) years thereafter and (ii) with respect to the Hotel Lot Option, shall expire eighteen months thereafter on the date which is twenty four (24) months following the Commencement Date; provided, however, that if the Management Agreement is terminated due to Seller's default or wrongful termination, then this Option shall continue in effect (or come into effect if not then in effect) for a period of time commencing on the date the Management Agreement is terminated due to Seller's default or wrongful termination and ending thirty (30) days after such date. If the Management Agreement is terminated for any reason other than Seller's default or wrongful termination or Purchaser's exercise of the Hotel Lot Option, this Option shall automatically terminate simultaneously with the termination of the Management Agreement (although a Commercial Unit Option shall arise and be exercisable under the Commercial Unit Lease). The Commercial Unit Option shall not be exercisable if the Purchaser is in material default (after any applicable grace period has expired) of the Purchase Money Note or Purchase Money Mortgage or CU Lease and shall terminate when Purchaser ceases to have possession of the Commercial Unit.

        3.    Option Consideration.    This Option is being granted in consideration of the payment to Seller of the sum of Ten and No/100 Dollars ($10.00) and the execution of the Management Agreement.

        4.    Exercise of Option.    At any time during the Option Term, Purchaser may exercise the Option by delivering written notice of such exercise to Seller (the "Exercise Notice"), in which event closing of the transaction will occur within sixty (60) days following exercise at the offices of Seller's attorneys, even if such closing date extends beyond the date of the Option Term. Purchaser may exercise the Hotel Lot Option and Commercial Unit Option simultaneously or separately, in Purchaser's sole discretion.

        5.    Purchase Price.

          (a)   The purchase price to be paid by Purchaser to Seller for the Hotel Lot in the event of exercise of the Hotel Lot Option is Twenty Million and No/100 ($20,000,000.00) Dollars, subject to increase as described in this paragraph 5 (a) (as same may be increased, the "Hotel Purchase Price"). The Hotel Purchase Price shall be paid to Seller at closing by Purchaser's execution and delivery of a purchase money note and mortgage in favor of Seller, as more particularly provided in paragraph 6. The parties agree that the Purchase Price of Twenty Million Dollars ($20,000,000.00) is based on Seller constructing not more than 388 Units, excluding the Seller Units. In the event that Seller desires to construct more than 388 Units within the Condominium Lot, and Purchaser consents, the Hotel Purchase Price shall be increased by an amount equal to $25,773.20 per additional Unit constructed by Seller.

          (b)   The purchase price to be paid by Purchaser to Seller for the Commercial Unit in the event of exercise of the Commercial Unit Option is Four Million Dollars ($4,000,000), however, in the event the Commercial Unit Option is exercised later than twenty four (24) months after the Commencement Date the purchase price shall be increased annually by an amount equal to the percentage increase in the Index (for the year in which the Commercial Unit Option is exercised) over the base year (which for purposes hereof is the year in which such twenty-fourth (24th) month occurs) ("Commercial Unit Purchase Price"). The Commercial Unit Purchase Price shall be paid to Seller at closing by Purchaser's execution and delivery of a purchase money note and mortgage in favor of Seller as more particularly described in Section 6.

        6.    Purchase Money Note and Mortgage.    At closing, Purchaser shall execute in favor of Seller, a Purchase Money Note (the "Purchase Money Note") in form and substance substantially similar to the instrument attached hereto Option Attachment #1, in the principal amount of the Purchase Price of the Option or Options exercised (as same may be increased pursuant to paragraph 5(a) and subject to prorations and adjustments as hereinafter provided), bearing interest at the rate of eight percent (8%) per annum, without recourse to the maker, and payable in the manner set forth in the form Purchase Money Note attached hereto as Option Attachment #1, with any remaining outstanding principal balance and any accrued and unpaid interest being payable in full on the date which is twenty-five years after the date of the Purchase Money Note(s). All sums paid by Purchaser to Seller under the Purchase Money Note shall be applied first to payment of accrued interest and second to reduction of principal. Interest shall be charged on the outstanding principal balance only. If Purchaser exercises both Options simultaneously, there shall be just one Purchase Money Note (and just one Purchase Money Mortgage) for the combined amount. If Purchaser exercises the Hotel Lot Option and later exercises the Commercial Unit Option, there shall be two separate Purchase Money Notes (and Purchase Money Mortgages). If both Options are exercised simultaneously then there will be only one Purchase Money Note, and the principal amount of such note shall be $24,000,000, with Minimum Debt Service of $800,000 per year, $66,666.66 per month. If the Options are not exercised simultaneously, then there will be a separate Purchase Money Note for each Option that is exercised: the principal amount of the Purchase Money Note for the Hotel shall be $20,000,000 with Minimum Debt Service of $600,000 per year, $50,000 per month, and the principal amount of the Purchase Money Note for the Commercial Unit shall be $4,000,000, with Minimum Debt Service of $200,000 per year, $15,666.66 per month. If there are two Purchase Money Notes, then the Purchase Money Note for the Commercial Unit shall provide that all payments of principal made by the borrower under the Hotel Lot Purchase Money Note that exceed the Minimum Debt Service due thereunder shall serve to offset deficiencies under the Commercial Unit Purchase Money Note in the event 85% of the Net Operating Profit from the Commercial Unit is not sufficient to cover the Minimum Debt Service due under the Commercial Unit Purchase Money Note and all payments of principal made under the Commercial Unit Purchase Money Note that exceed the Minimum Debt Service due thereunder shall serve to offset deficiencies under the Hotel Lot Purchase Money Note in the event 85% of the Net Operating Profit from the Hotel Lot is not sufficient to cover Minimum Debt Service due under the Hotel Lot Purchase Money Note. Notwithstanding the foregoing, prior to the Guaranty Commencement Date, the amount of the payments that will be due from Purchaser to Seller under the Purchase Money Note shall be 85% of Net Operating Profit (with no minimum payment). Each Purchase Money Note shall be payable in whole or in part without penalty and shall contain a provision allowing Purchaser to offset against future payments due under the Purchase Money Note, the amount of any judgment rendered against Seller or an Affiliate of Seller in favor of Purchaser or an Affiliate of Purchaser, including without limitation, any judgments arising under any covenant, indemnity or warranty set forth in the Management Agreement, Sales Office lease, any Condominium Unit Rental Agreement pertaining to an Owner Unit, the Post Closing Agreement, the CU Lease, this Option or any other agreement between the parties.

        Each Purchase Money Note shall be secured by a first priority Purchase Money Mortgage, Assignment of Leases and Rents and Security Agreement (the "Purchase Money Mortgage"), in form and substance substantially similar to the instrument attached hereto as Option Attachment #2, and UCC-1 Financing Statements (the Purchase Money Note, Purchase Money Mortgage and UCC-1 Financing Statements shall be collectively referred to as the "Security Documents") encumbering the Hotel Lot, and/or the Commercial Unit, as the case may be, which Security Documents, among other things, shall not permit any additional mortgage liens to encumber the Hotel Lot and/or Commercial Unit, as the case may be, and shall contain a due on sale clause. Purchaser shall also execute a Non-Foreign Affidavit and Indemnification, Mortgagor's Affidavit and such other documents as Seller shall reasonably request in connection with the loan transaction.

        7.    Receipt of Condominium and POA Documents.    Purchaser acknowledges and agrees that it has received a copy of the prospectus which includes a copy of the POA Covenants for the offering of the Units in the Ocean Grande Resort Condominium, which name is to be changed to Trump International Sonesta Beach Resort, or such other name selected by Seller, which other name shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld or delayed by Purchaser but may be rejected by Purchaser if the word "Sonesta" is not in the name (the "Condominium"). Seller shall deliver to Purchaser copies of all amendments to the Prospectus Declaration of Condominium and POA Covenants within 10 days after same become effective.

        8.    Condition of Property.

          (a)    Seller's Warranties; Defects.    If and when Purchaser or an Affiliate of Purchaser becomes the owner of the Hotel Lot and/or Commercial Unit, Seller shall grant the purchaser all of the same warranties afforded to purchasers of residential condominium units by §718.203(1)(a)–(f) of the Florida Statutes (even though the Hotel Lot and/or Commercial Unit are not residential condominiums). Seller grants parallel warranties to Purchaser as those set forth in §718.203(1)(a)–(f)), and shall assign to the Purchaser (or cause to be assigned to the Purchaser), all of Seller's rights (and if Seller is not in direct privity with the subject contractor, shall also cause the Seller Affiliate who is in direct privity to assign all of its rights) to make claims and enforce warranties and contract rights with respect to defects in the Hotel Lot and/or Commercial Unit against the general contractor, project architect and other contractors and design and development parties that participated in development of the Hotel Project.

          (b)    Seller's Indemnity.    Seller agrees to indemnify and hold Purchaser free and harmless from any action, suit, debt, expense, claim, loss or injury, demand, judgment and settlement (including reasonable attorney's fees and litigation expenses) which Purchaser may sustain, incur or assume as a result of, or relative to: (i) any claims which may be alleged, made, instituted or maintained by a Unit Owner, past Unit Owner or prospective purchaser of a Unit, pertaining to Construction Defects in the Hotel Lot and/or Commercial Unit and/or the Condominium Lot and/or any Unit, latent or otherwise, or (ii) claims which may be alleged, made, instituted or maintained by any person or entity pertaining to the sale and marketing of the Units and the Rental Program; unless caused by the gross negligence or willful misconduct of Purchaser.

          (c)    License Agreement.    At Seller's request, Purchaser shall use all reasonable efforts to enter into a License agreement with Donald J. Trump at closing regarding the continued use of the Trump trademark(s) and tradename(s) for the Hotel after closing; which license agreement shall consist of provisions substantially similar to the Relevant Provisions of the Trump Agreement as it relates to the Hotel, without however, the requirements to pay any fees to Donald J. Trump, other than a hotel license fee in the amount of $2.25 per occupied guest room per night for which a rental amount is actually paid.

          (d)    Survival.    The provisions of this paragraph 8 shall survive closing.

        9.    Operation of Hotel.    The Purchase Money Mortgages shall provide that, for as long as the Purchase Money Note and Purchase Money Mortgage remain in effect, Purchaser shall operate, manage and maintain the Hotel at the Premises in a prudent manner as a high quality hotel operating at a four-star standard and subject to the terms and provisions of any licensing agreement in effect between Donald J. Trump and Purchaser regarding the operation of the Hotel, and shall provide or cause to be provided all activities in connection therewith which are customary and usual to such an operation, to the extent consistent with the available facilities (the "Quality Standard"). The provisions of this paragraph shall survive closing.

        10.    Due Diligence Information and Inspections.    Within ten (10) business days after the written request of Purchaser, which shall be subsequent to the Commencement Date, Seller will provide Purchaser with each of the following items and information that Seller then has in its possession and control pertaining to each of the Hotel Lot and the Commercial Unit: (a) copies of prior title policies, together with copies of all exceptions listed in said prior policies and a current title report showing all documents filed of record subsequent to the issue date of the prior policy through the date of the report, together with copies of all instruments listed in the report; (b) all reports, studies, surveys and other documents regarding zoning, soils, environmental and engineering matters relating to the Property; (c) the most recent surveys, architectural drawings, structural engineering drawings, reports and plans and specifications prepared in connection with the Property; (d) a complete set of the most recent advertising materials, brochures, marketing plans, studies and reports relating to the Property; (e) a copy of the purchase and sale agreement(s) by which Seller acquired the Property; (f) documents pertaining to any presently pending actions, suits, legal proceedings, arbitrations or any other legal or administrative proceedings of which Seller has received written notice relating to the Property (if any).

        If Purchaser exercises either Option, Seller will, within ten (10) business days after receipt of the Exercise Notice, provide Purchaser with each new study, report, survey, drawing, advertising plan, etc. referenced in the preceding paragraph created or obtained during the interim period and not previously delivered to Purchaser, together with the following additional items that Seller then has in its possession: (a) accurate copies of all certificates of occupancy and all other licenses, permits and approvals for use and operation of the Property (excluding those in Purchaser's name or possession as operator of the Property), (b) copies of all service, equipment and maintenance contracts and personal property leases, if any, that Seller has entered into affecting the Property, and (c) copies of the most recent architectural drawings, structural engineering drawings and reports, plans and specifications prepared in connection with either or both of the Future Development Sites.

        Purchaser, and Purchaser's agents and contractors shall have the right, at any time prior to the Review Deadline (as defined in paragraph 11 hereof) (the "Inspection Period"), to inspect and evaluate the physical and other conditions of or with respect to the Property, including the right to make such engineering and environmental tests or assessments and to investigate, evaluate and/or review any other facts, circumstances or matters which Purchaser deems relevant to its proposed purchase of the Property (including a Phase I investigation and a Phase II investigation if recommended by the Phase I investigation). Purchaser shall restore and repair any damage to the Property caused by its investigations. If Purchaser is not satisfied with the results of its inspections for any reason, Purchaser shall have the right, which may be exercised by delivering written notice to Seller any time prior to the expiration of the Inspection Period, to terminate this Option as to all or any portion of the Property (without thereby terminating the Option as to other portions of the Property).

        Purchaser's termination of the Hotel Lot Option and/or Commercial Unit Option for this or any other reason permitted hereunder shall not affect any of the other rights or obligations set forth in the Management Agreement, and the Management Agreement shall remain in full force and effect, except for the provisions pertaining to the Option.

        11.    Title and Survey.    With respect to title and survey, the parties agree as follows:

          (a)    Commitment.    Not later than ten (10) business days after Seller receives the Exercise Notice (the "Delivery Deadline"), Seller will deliver to Purchaser, at Seller's expense, a title insurance commitment (the "Commitment") issued by Chicago Title Insurance Company or other national title insurance company authorized to transact business in the State of Florida (the "Title Insurer"), naming Purchaser as the proposed insured and committing to insure for the amount of the Purchase Price Purchaser's fee simple title to the Hotel Lot, (and Commercial Unit, if applicable,) and stating all exceptions and conditions to such title, including, without limitation all easements, restrictions, covenants, reservations, and other encumbrances affecting title (collectively, the "Exceptions"). The Commitment delivered to Purchaser will include copies of any Exceptions not previously delivered to Purchaser pursuant to paragraph 10 hereof. Purchaser will have until 5:00 p.m. of the 10th business day after Purchaser's receipt of the Commitment and Exceptions and Survey (the "Review Deadline"), to examine the Commitment. It shall be a condition of Purchaser's obligation to close that title to the Hotel Lot and (Commercial Unit, if applicable,) be marketable and insurable subject only to the following exceptions (the "Permitted Exceptions") and the additional exceptions set forth on Option Attachment #3:

      (i)
      ad valorem real estate taxes for the year of closing and subsequent years;

      (ii)
      all laws, ordinances, and governmental regulations, including, but not limited to, all applicable building, zoning, land use and environmental ordinances and regulations;

      (iii)
      restrictions, reservations, easements, covenants, agreements, limitations and other matters appearing of record that do not interfere with Purchaser's intended use of the Property, including those Permitted Exceptions shown on Option Attachment #3 attached hereto;

      (iv)
      the Declaration of Condominium, POA Covenants and the Management Agreement;

      (v)
      standard exceptions for water-front property and artificially filled-in property which once was in navigable waters and all other standard exceptions for similar property;

      (vi)
      other Exceptions accepted by Purchaser pursuant to this paragraph 11; and

      (vii)
      any improvement liens assumed by Purchaser pursuant to paragraph 16 below.

          (b)    Objection Notice.    If Purchaser determines that any matter (other than a Permitted Exception) renders Seller's title to the Property unmarketable in accordance with the standards of the Florida Bar, Purchaser will notify Seller in writing on or before the Review Deadline of Purchaser's objections (the "Objection Notice"). If Purchaser timely delivers the Objection Notice to Seller, Seller shall diligently attempt to cure such defect within (30) days thereafter. Except to the extent caused or suffered by Purchaser, Seller agrees to remove by payment, bonding, or otherwise any lien in a liquidated amount against the Property capable of removal by the payment of money or bonding, provided the cost of removal shall, in the aggregate, not exceed Two Hundred Fifty Thousand and No/100 ($250,000.00) Dollars. At either party's option, the date of closing may be extended for a period not to exceed sixty (60) days for purposes of eliminating any timely raised title defects. In the event that Seller does not eliminate all timely raised title defects within said 30 day period (or any extensions thereof, if applicable), Purchaser shall have the option of either (i) waiving the unsatisfied objections and completing the purchase of the Property subject to the objectionable matters, without reduction of the Purchase Price, or (ii) terminating this Option.

          (c)    Survey.    If the Hotel Lot Option is exercised later than the Delivery Deadline, Seller will obtain and deliver to Purchaser, at Seller's expense, an ALTA as-built survey of the Hotel Lot, Improvements and Appurtenant Property (the "Survey") prepared by a Florida licensed surveyor in accordance with the minimum technical standards for surveys under Florida law, certified to Seller, Purchaser and the Title Insurer (and the agent issuing the same), showing the legal description for the Hotel Lot and the location and configuration of all Improvements, easements and rights of way thereon and delineating the location of the coastal construction control line on the Property. Purchaser will have until the Review Deadline to review the Survey and to deliver in the Objection Notice its objections to any matters disclosed by such Survey. If Purchaser has any objections to matters shown on, or omitted from, the Survey, then such objections, if any, shall be made in the same manner and subject to the same conditions and review periods, as objections to the Commitment as provided in subparagraph (b) above.

        12.    Purchaser's Representations.    Purchaser represents to Seller as follows:

          (a)   Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and authorized to transact business in the State of Florida. The execution, delivery and performance of this Option by Purchaser is duly authorized, and this Option is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent of any other person or entity to such execution, delivery and performance is required.

          (b)   There is not now pending or threatened any action, suit or proceeding before any court, governmental agency or body which might result in any material adverse change in the condition, financial or otherwise, business, prospects, revenues or income of the Purchaser, or that might adversely affect the assets of the Purchaser.

        13.    Seller's Representations.    Seller represents to Purchaser as follows:

          (a)   Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and authorized to transact business in the State of Florida. The execution, delivery and performance of this Option by Seller is duly authorized, and this Option is binding on Seller and enforceable against Seller in accordance with its terms. No consent of any other person or entity to such execution, delivery and performance is required.

          (b)   There is not now pending or threatened any action, suit or proceeding before any court, governmental agency or body which might result in any material adverse change in the condition, financial or otherwise, business, prospects, revenues or income of the Seller, or that might adversely affect the assets of the Seller.

          (c)   Seller has no Knowledge and has not received any written notice of:

      (i)
      Any pending or contemplated improvement liens to be made by any governmental authority with respect to the Property;

      (ii)
      Any pending or threatened lawsuits with respect to the Property;

      (iii)
      Any pending or threatened condemnation proceedings with respect to all or any portion of the Property;

      (iv)
      Any pending or threatened violation of zoning laws or ordinances;

      (v)
      Any pending or threatened termination of utilities servicing the Property.

          (d)   To Seller's Knowledge, there presently does not exist, and Seller has received no written notice from any governmental or quasi-governmental agencies of, (i) any Hazardous Substance present on or within the Property, except in compliance with applicable law, (ii) any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance on or within the Property, except in compliance with applicable law, or (iii) any failure to comply in any material respect with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. For purposes of this representation, the term "Hazardous Substance" shall mean (i) those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., or the Clean Water Act, 33 U.S.C. §1321 et seq., and in the regulations promulgated pursuant thereto; (ii) those substances listed in the United States Department of Transportation Table (49 CFR §172.101) or by the Environmental Protection Agency as "hazardous substances," (iii) such other substances, materials and wastes which are regulated, or classified as hazardous or toxic, under applicable local, state or federal law or regulations, and (iv) any material, waste or substance which is or contains petroleum, asbestos, polychlorinated biphenyls, flammable explosives or radioactive materials.

          (e)   Neither the execution of this Option nor the consummation of the transactions contemplated hereby will:

      (i)
      result in a breach of, or default under, any agreement to which Seller is a party or by which the Property is bound, or

      (ii)
      violate any law, rule or restriction to which Seller or the Property is subject.

          (f)    Seller is not a "foreign person" within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2).

          (g)   The Property is not being prevented from being developed (or further developed) due to any official moratoria imposed by any governmental authority.

          (h)   All utilities including, without limitation, sewer, water, electric, gas and telephone, required for the operation of a condominium hotel either enter the Property through adjoining public streets or if they pass through adjoining private land, do so in accordance with valid public or private easements, and all installation and connection charges have been paid for in full; and there are no special agreements with any utility company, governmental agency or division, or with any entity furnishing any utility services to the Property.

          (i)    There are no judgments, consent decrees, injunctions or other judicial regulatory or administrative orders or determinations outstanding against Seller that will interfere with Purchaser receiving marketable title to the Property.

          (j)    Seller is not in receivership nor has it committed any act of bankruptcy nor has an order for relief been entered with respect to Seller; there are no due and unpaid business license taxes of Seller; and there are no due and unpaid income, property or sales taxes of Seller which constitute a lien against the Property or could with the passage of time constitute such a lien, except as to those matters that will be satisfied at or prior to closing. To Seller's Knowledge, there are no actions or proceedings pending or threatened before any court or administrative agency relating to the Property, the unfavorable resolution of which would have an adverse effect on the ownership or operation of the Property or the income potential thereof.

          (k)   Seller has not entered into any other contracts for the sale of the Property and no other person or entity has any rights of first refusal, options or other preferential rights to purchase the Property. The sale of the Property to Purchaser does not require the consent of any third party.

          (l)    To Seller's Knowledge, the development of the Property will be or has been completed in accordance with the final, approved plans and specifications and is authorized under all local zoning codes, including, without limitation, parking, set back and FAR requirements.

          (m)  To Seller's Knowledge, the Condominium has been validly created in accordance with Chapter 718 of the Florida Statutes, and all rules and regulations promulgated thereunder.

        For purposes of this paragraph 13, the term "Seller's Knowledge" shall mean the actual knowledge of Michael Dezer, Gil Dezer and Peter Weiner.

        14.    Default.    In the event of a default by Purchaser or Seller, or a breach of a representation of Purchaser or Seller contained in this Option, the aggrieved party may seek any legal redress permitted by law or equity. The successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

  15.
  (a)     Conditions to Purchaser's Obligation to Close. Purchaser's obligation to consummate the transactions contemplated herein is subject, at Purchaser's option, to the fulfillment prior to or at closing, of the following conditions:

    (i)
    Each and every representation of Seller under this Option shall be true and accurate in all material respects as of the Effective Date of the Management Agreement and as of the date of closing.

    (ii)
    Seller shall have performed in all material respects all of the covenants and agreements required to be performed by Seller at or prior to the closing in accordance with this Option.

    (iii)
    No action, suit, proceeding or investigation by any third person (including but not limited to any governmental authority) shall have been instituted or threatened (and remain pending or threatened on the scheduled closing date) against Seller, which, if successful, would materially adversely affect the right of Purchaser to consummate the transactions contemplated by this Option or to continue operating the Property as a Hotel in the manner currently operated.

    (iv)
    The amendments to the Declaration of Condominium and the POA Declaration referenced in Sections 11.3 and 11.13of the Management Agreement shall have been filed with the Florida Division of Land Sales and recorded in the Public Records of Miami-Dade County, Florida and the amendments to the Articles and Bylaws referenced in Section 11.3 of the Management Agreement have been executed and filed with the Florida Secretary of State.

    (v)
    Seller and Purchaser shall execute the agreement (the "Post Closing Agreement") attached hereto as Option Attachment #4," confirming certain rights and obligations between the parties that are set forth in the Management Agreement and are intended to survive Purchaser's acquisition of the Property and inure to the benefit of, and be binding upon, the successors and assigns of Seller and Purchaser, including, without limitation, agreements pertaining to the Rental Program and Seller's marketing and offering for sale of Units, future amendments to the Declaration of Condominium and POA Declaration, the parking garage, construction defects, warranties and indemnities, the Future Development Site, the Seller Units, Seller's promotional materials, exclusivity restrictions, and use of the Sonesta Marks.

  (b)
  Conditions to Seller's Obligation to Close. Seller's obligation to consummate the transactions contemplated herein is subject, at Seller's option, to the fulfillment prior to or at closing, of the following conditions:

    (i)
    Each and every representation of Purchaser under this Option shall be true and accurate in all material respects as of the Effective Date of the Management Agreement and as of the date of closing.

    (ii)
    Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by Purchaser at or prior to the closing in accordance with this Option.

        16.    Improvement Liens.    Certified, confirmed or ratified liens for governmental improvements as of the date of closing, if any, shall be paid in full by Seller, and all other liens for governmental improvements (whether certified thereafter or pending) shall be assumed by the Purchaser.

        17.    Closing Costs.    The parties shall bear the following costs:

          (a)   The Purchaser shall be responsible for payment of the following: (i) the cost of the simultaneous issue loan policy in favor of Seller (which shall include extended coverage and all other endorsements which Seller shall reasonably require, issued in the principal amount of the Purchase Money Note and insuring that the Purchase Money Mortgage is a valid first lien on the Hotel Lot and Commercial Unit, if applicable), and (ii) the clerk's recordation fees for recording the special warranty deed and Security Documents, and (iii) the intangible tax and documentary stamps due on the Purchase Money Note and the Purchase Money Mortgage.

          (b)   Seller shall be responsible for payment of: (i) the cost of examining title, preparing the Commitment and the premiums and any other related fees and costs for the owner's title insurance policy, (ii) the recording costs of documents necessary to clear title at or prior to closing, and (iii) the documentary stamp taxes and surtax.

          (c)   Each party shall pay its own legal fees, except as otherwise provided herein.

          (d)   All amounts due on the closing date under the Management Agreement shall be prorated as of the closing date.

        18.    Closing.    At closing, Seller shall execute and/or deliver (as applicable) to Purchaser the following closing documents:

          (a)   a special warranty deed conveying the Hotel Lot, Commercial Unit, if applicable, Improvements, and Appurtenant Property subject to the Permitted Exceptions (and any other matters either consented to or not timely objected to by Purchaser after Purchaser's review of title pursuant to paragraph 12 above);

          (b)   a "non-foreign" affidavit or certificate pursuant to Internal Revenue Code Section 1445;

          (c)   a mechanic's lien affidavit sufficient in form and content for the Title Insurer to delete standard exception for mechanics liens;

          (d)   an affidavit of exclusive possession subject to the rights of tenants under the Rental Program documents and the rights of any other commercial tenants consented to by Purchaser;

          (e)   a resolution and/or such other evidence of authority and good standing with respect to Seller as may be reasonably required by the Title Insurer;

          (f)    the owner's title insurance policy to Purchaser, and the mortgagee's title insurance policy to Seller;

          (g)   an appropriate bill of sale with special warranty of title for all FF&E and personal property included in this transaction, in form and substance reasonably acceptable to Purchaser;

          (h)   an assignment of the Licenses, Instruments, Development Rights, Intangibles and Appurtenant Property, in form and substance reasonably acceptable to Purchaser, and specifically including an assignment of Seller's rights under the Parking Agreement;

          (i)    an appropriate "gap" affidavit as required by the Title Insurer to delete the gap title exception and such other affidavits and documents as required by the Title Insurer;

          (j)    Estoppel certificate from Seller, as "Declarant" under the Declaration of Condominium and POA Declaration confirming that no amendments have been made to either document other than those previously disclosed and delivered to Purchaser.

        At closing, Purchaser shall execute and/or deliver (as applicable) to Seller:

          (a)   the Purchase Money Note, Purchase Money Mortgage and other Security Documents;

          (b)   evidence, if applicable, that Purchaser and/or the persons signing on Purchaser's behalf, have the legal capacity and authority to enter into this Option, to execute and deliver the Purchase Money Note and the Security Documents and to consummate the transaction contemplated hereby;

          (c)   prepaid, all-risk property insurance policies covering the Property issued by companies, on forms and with deductibles, all of which are acceptable to Seller and in compliance with the terms and provisions of the Purchase Money Mortgage.

        At closing, both parties shall execute and deliver counterpart closing statements reflecting appropriate prorations and adjustments and such other documents as are reasonably necessary to consummate this transaction.

        19.    Brokers.    The parties each represent and warrant to the other that there are no real estate brokers, salespersons or finders involved in this transaction. If a claim for commissions in connection with this transaction is made by any broker, salesman or finder claiming to have dealt through or on behalf of one of the parties hereto ("Indemnitor"), Indemnitor shall indemnify, defend and hold harmless the other party hereunder ("Indemnitee"), and Indemnitee's officers, directors, agents and representatives, from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) with respect to said claim for commissions. Notwithstanding anything to the contrary contained in this Option, the provisions of this paragraph shall survive the closing and any cancellation or termination of this Option.

        20.    Assignability.    Purchaser shall not be entitled to assign its rights hereunder without the prior written consent of Seller, which may be withheld by Seller in its sole and absolute discretion. Notwithstanding the foregoing, at closing Purchaser may assign its rights hereunder to any entity owned and/or controlled by Purchaser or which owns or controls Purchaser or is under common control with Purchaser.

        21.    Survival of Representations; Indemnity.    The representations and warranties of Seller and Purchaser set forth in this Option shall survive for a period of 3 years after the closing, except for 13(d) (environmental), which shall survive for 5 years after closing. Seller shall indemnify Purchaser and its affiliates against any and all penalties, fines, damages, liabilities, losses or costs (including reasonable litigation expenses), which are caused by or arise out of (a) the failure of Seller to perform and fulfill any provision or agreement to be performed or fulfilled by it under this Option, (b) any inaccuracy in any representation or breach of any warranty of Seller set forth in this Option. Purchaser shall indemnify Seller and its affiliates against any and all penalties, fines, damages, liabilities, losses or costs (including reasonable litigation expenses), which are caused by or arise out of (a) the failure of

Purchaser to perform and fulfill any provision or agreement to be performed or fulfilled by it under this Option, (b) any inaccuracy in any representation or breach of any warranty of Purchaser set forth in this Option.

        22.    Notices.    Any notices required or permitted to be given under this Option shall be in writing and shall be deemed to have been given if delivered in the manner described in Section 16.3 of the Management Agreement.

        23.    Risk of Loss.    In the event that the Hotel Lot or Commercial Unit or any material portion thereof is taken by eminent domain after Purchaser has exercised the Option as to the Hotel Lot and/or Commercial Unit, as applicable, but prior to closing, Purchaser shall have the option of either: (i) canceling the Hotel Lot Option and/or Commercial Unit Option, in which event both parties shall be relieved of all further obligations under the cancelled Option(s), except only those which are expressly intended to survive termination, or (ii) proceeding with closing without reduction of the Purchase Price, in which case Purchaser shall be entitled to all condemnation awards and settlements, if any, pertaining to the condemned property. In the event only a nonmaterial portion of the Hotel Lot is taken by eminent domain after Purchaser has exercised the Hotel Lot Option but prior to closing, then Purchaser shall be required to proceed with closing without reduction of Purchase Price, but Purchaser shall be entitled to all condemnation awards and settlements, if any, attributable to the Hotel Lot. In the event that the Property is materially damaged or destroyed by fire or other casualty prior to closing, Seller shall have the option to repair and restore the Property to the same condition as existed before the fire or casualty and closing shall be deferred for up to one hundred eighty (180) days to permit such repair and restoration. If Seller elects not to repair and restore or if Seller is unable to repair and restore within such one hundred eighty (180) day period, then Purchaser shall have the option of either: (i) canceling this Option, whereupon both parties shall be released from all further obligations under this Option, except only those which are expressly intended to survive termination, or (ii) proceeding with closing without reduction in the Purchase Price, in which case Purchaser shall be entitled to all insurance proceeds, if any, resulting from such casualty. In the event only a nonmaterial portion of the Property is damaged or destroyed by fire or other casualty prior to closing, then Purchaser shall be required to proceed with closing without reduction in the Purchase Price, in which case Purchaser shall be entitled to all insurance proceeds, if any, resulting from such casualty.

        24.    Seller's Financing.    Seller or its Affiliates may borrow money from one or more lenders for the acquisition, development and/or construction of the Condominium and/or Hotel (or portions thereof); provided, however, the Management Agreement and this Option shall be superior in interest to any such Seller financing and any lender advancing funds for Seller's use in connection therewith shall not have a prior mortgage on the Hotel Lot, Commercial Unit, Improvements and/or other components of the Property, unless Seller shall obtain from any mortgagee and deliver to Purchaser a consent and non-disturbance agreement, in form prescribed by the mortgagee and reasonably acceptable to Purchaser (but in any event in recordable form), as provided in Section 16.1 of the Management Agreement. In the event Purchaser exercises this Option, Seller shall, at or prior to closing, obtain a release of every mortgage or other security interest granted by Seller that encumbers the Hotel Lot, Commercial Unit or other components of the Property.

        25.    Radon Gas.    RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. [NOTE: THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO SECTION 404.056(8), FLORIDA STATUTES, (1988).]

        26.    Miscellaneous.    This Option exhibit is incorporated into and forms a part of the Management Agreement and shall be subject to all of the "general provisions" of the Management Agreement set forth in Article XVI of the Management Agreement, provided they do not conflict with the terms hereof. Purchaser acknowledges and agrees that the Property is located in coastal areas partially or totally seaward of the coastal construction control line as defined in Chapters 161.053 of the Florida Statutes and Purchaser is fully apprised of the character of the regulation of property in such coastal areas. Pursuant to Chapter 161.57 of the Florida Statutes, Purchaser shall require Seller to provide Purchaser with an affidavit or a survey meeting the requirements of Chapter 472 delineating the location of the coastal construction control line on the Property.

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